Exhibit 10.1
FIRST AMENDMENT TO
TRONOX INCORPORATED
2005 LONG TERM INCENTIVE PLAN
Pursuant to the authority granted to the Board of Directors of Tronox Incorporated under Article
XIII of the Tronox Incorporated 2005 Long Term Incentive Plan (the “Plan”), the Plan is hereby amended by adding to the Plan a new Article XV that provides as follows:
“ARTICLE XV
FORFEITURE OF AWARDS
     Notwithstanding anything in the Plan to the contrary, the Committee may, in the event of serious misconduct by a participant including, without limitation, any misconduct prejudicial to or in conflict with the Company or its affiliates, or any termination of employment for Cause, or any activity of a participant in competition with the business of the Company or any affiliate, (a) cancel any outstanding Award granted to such participant, in whole or in part, whether or not vested or deferred, and/or (b) if such conduct or activity occurs within one year following the exercise or payment of an Award, require such participant to repay to the Company any gain realized or payment received upon the exercise or payment of such Award (with such gain or payment valued as of the date of exercise or payment). In the event the Company’s financial statements are restated as a result of errors, omissions or fraud, the Committee may, to the extent an Award exceeds what would otherwise have been awarded based on the restated financial results, (a) cancel any outstanding Award granted, in whole or in part, whether or not vested or deferred, to officers of the Company who are identified as being subject to Section 16 of the Securities and Exchange Act of 1934 (Section 16 Officers), and/or (b) if such restatement occurs after the exercise or payment of such Award, require such Section 16 Officer to repay to the Company any gain realized or payment received upon the exercise or payment of such Award (with such gain or payment valued as of the date of exercise or payment). Cancellations and repayment obligations will be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in Stock or cash or a combination thereof (based upon the Fair Market Value of Stock on the day of payment), and the Committee may provide for an offset to any future payments owed by the Company or any affiliate to the participant if necessary to satisfy the repayment obligation. The determination regarding cancellation of an Award or a repayment obligation shall be within the sole discretion of the Committee and shall be binding upon the participant and the Company. This Article XV will have no application following a Change in Control.”
     This First Amendment is executed effective January 10, 2008.

TRONOX INCORPORATED
By:	/s/ Thomas W. Adams
Thomas W. Adams
Chairman